Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Executive Agreement”) is effective this 25th day of March, 2009, by and between Mastech, Inc., a Pennsylvania corporation (hereinafter called the “Company”) and the undersigned employee, Murali Balasubramanyam (hereinafter called the “Executive”).

WHEREAS, on October 11, 2001, Company and Executive entered into an Executive Employment Agreement (together with its Schedules the “Agreement”), a copy of which is attached as Exhibit 1; and

WHEREAS, on March 18, 2009, Company and Executive entered into a second Executive Employment Agreement (together with its Schedules the “Second Agreement”); and

WHEREAS, the parties hereto find it necessary to and are desirous of setting aside the Second Agreement and reinstating the Agreement, subject to modifying certain provisions, terms and conditions as set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and in the Agreement, and other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. The Second Agreement is voided and set aside. The parties agree that the terms and conditions of the Agreement dated October 11, 2001 are reinstated and adopted by both parties in this Executive Agreement, subject to the modifications contained in Articles 2, 3 and 4 below.

2. Article 8, subpart b, of the Agreement will be replaced with the following

(b) Without Cause. In the event that Executive’s employment is terminated without Cause Executive will be entitled to the following.

(1) Six (6) months of Executive’s last monthly base salary, as set forth in Attachment A, less appropriate deductions, payable following Executive’s termination of employment in accordance with the Company’s regular payroll practices (“Severance Pay”).

Severance Pay will be treated as amounts paid under the Company’s generally applicable severance pay policy (“Severance Policy”) as in effect from time to time to the extent of Executive’s entitlement to payments under the Severance Policy, provided that to the extent the Severance Pay to be received by Executive during the first six (6) months after termination of employment, together with all other taxable severance payments received during that six (6)-month period (determined under Internal Revenue Code §409A and including the payments under paragraph (4) below if required), exceeds the maximum amount of severance pay permitted to be paid to a “specified employee” under Internal Revenue Code §409A, the excess Severance Pay shall be paid instead in a single lump sum on the first business day after the end of the six (6)-month period.

(2) Continued coverage under Company’s employee benefit plans (other than 401(k) or pension benefit coverage) after termination of employment for Executive and his eligible dependents, as and when provided under the Severance Policy, and subject to the payment of applicable premiums or other costs, all in accordance with the terms of the Severance Policy and the applicable benefit plans (including, without limitation, cessation of such benefits due to receiving similar benefit coverage from a new employer).

(3) Following the cessation of coverage under the Company’s group health (medical, dental, vision) plans under (2) above, Executive shall be entitled to continue his coverage and coverage for any eligible qualified beneficiary under Company’s group health plans in accordance with and for as long as required under the federal “COBRA” requirements (subject to payment of the applicable cost for such coverage as may be required by Company in accordance with COBRA). Any period of post-termination coverage under (2) above shall not be considered as part of the COBRA continued coverage period.

(4) For any period COBRA coverage under Company’s group health plans is in effect for Executive and/or Executive’s qualified beneficiaries during the first six (6) months after Executive’s termination of employment, Executive shall receive a monthly payment at the same time as the Severance Pay, less appropriate withholding, pursuant to the Company’s regular schedule and payroll practices, in an amount equal to the excess of the Executive’s cost for COBRA coverage over the cost Executive would have paid for group health plan coverage as an active employee of the Company.

(5) For a period of six (6) months following Executive’s termination date, continued vesting in unvested stock options outstanding as of such termination date and granted under the Company’s Stock Incentive Plan (the “Stock Plan”), or any successor thereto (the “Options”).

(6) The exercise period for a vested Option, including those which vest pursuant to (5) above, will be extended for a period of six (6) months after the otherwise applicable expiration date, but not later than the earlier of (i) the original expiration date of such Option or (ii) ten (10) years from the date of grant.

Executive further acknowledges that the Company’s obligations under this Section 8(b), are contingent upon and subject to Executive’s signing (and not revoking) an agreement and release of all claims against Company in a form similar to the one attached hereto as Schedule C (or such other form acceptable to Company).

3. Subpart d of Article 6 of the Agreement is deleted in its entirety.

4. In accordance with Article 3 of the Agreement, the compensation payable to Executive as set forth in Schedule “A” to the Agreement may be modified annually by Company. Schedule A to the Agreement is hereby voided and replaced with the Schedule A (2) that is attached to this Executive Agreement.

5. For the sake of clarification, all other terms and conditions of the Agreement not modified in Articles 2, 3 and 4 above hereby shall remain in full force and effect.

6. EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AMENDMENT IN ITS ENTIRETY. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONFER WITH ANYONE OF HIS CHOICE, INCLUDING LEGAL COUNSEL, CONCERNING THIS AMENDMENT. BY SIGNING BELOW, EXECUTIVE ACKNOWLEDGES THAT HE IS ENTERING INTO THIS AMENDMENT VOLUNTARILY AND INTENDS TO BE BOUND BY IT.

IN WITNESS WHEREOF, the authorized representative of Company and Executive have acknowledged and executed this Executive Agreement as of the day and year first above written.

MASTECH, INC.		EXECUTIVE

BY:	/s/ Steven J. Shangold	BY:	/s/ Murali Balasubramanyan
(Authorized Signature)		(Authorized Signature)

NAME:	Steven J. Shangold	NAME:	Murali Balasubramanyan
(Type or Print)		(Type or Print)

TITLE:	President & CEO	TITLE:	EVP Rec. & Human Resources

DATE:	3/25/2009	DATE:	3/25/2009

Schedule A (2)

1. Position: Executive Vice President, HR and Recruiting. Executive shall report in such capacity to the Company’s Chief Executive Officer.

2. Base Salary: $185,000, subject to good faith review and modification by the Company.

3. Bonus: Executive shall be entitled to an annual bonus of up to $60,000 based upon achieving year over year operating profit growth of 5% or more. Executive shall be entitled to a quarterly bonus of up to $10,000 per quarter based upon achieving sequential revenue growth of 2.5% or more (each quarter is a stand alone calculation). Bonus shall be prorated in the event Executive is terminated without cause. Bonuses are subject to the terms of the Company’s bonus plans and bonuses are paid not later than March 15 of the year following the year in which the bonus is earned.

4. Benefits: Executive is eligible for standard company benefits in the same manner as other executives of the Company.

5. Expenses: The Company will reimburse all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder.

6. Stock Options: Executive shall receive non-qualified stock options pursuant to the Stock Incentive Plan and the Executive’s Stock Option Agreement.

BY:	/s/ Steven J. Shangold, 3/25/2009	BY:	/s/ Murali Balasubramanyan, 3/25/2009
	Company / Date		Executive / Date

Exhibit 1

Copy of Executive Employment Agreement dated October 11, 2001 (the “Agreement”)

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made as of the latest date indicated below between Emplifi Inc., a Pennsylvania corporation (hereinafter called the “Company”) and the undersigned employee, Murali Balasubramanyam (hereinafter called the “Executive”).

WHEREAS, this Agreement is a term and condition of Executive’s employment and is made in consideration for employment, wages and benefits offered to Executive contemporaneously with this Agreement; and

WHEREAS, this Agreement is necessary for the protection of Company’s legitimate and protectible business interests in its customers, prospective customers, accounts and confidential, proprietary and trade secret information.

NOW THEREFORE, for the consideration set forth herein, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, Company and Executive agree as follows:

1. DEFINITIONS. As used herein:

(a) “Company” shall mean Emplifi Inc. and any affiliate or joint venture of Emplifi Inc., including any direct or indirect parent or subsidiary of Emplifi Inc., as well as any of their respective operating divisions.

(b) “Confidential Information” shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning the Company’s accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, Company manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know how and operating methods and any other trade secret or proprietary information belonging to the Company or relating to the Company’s affairs that is not public information.

(c) “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive’s access to the Company’s business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom the Company has contracted or negotiated during the one (1) year period preceding the termination of Executive’s employment; or (iii) who is or becomes a prospective client, customer or acquisition candidate of the Company during the period of Executive’s employment.

(d) “Competing Business” shall mean any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages in, invests in, produces or sells any products, services, or businesses which are the same or similar to those produced, marketed, invested in or sold by the Company.

2. DUTIES. Executive, who is employed as an at-will employee in the position set forth on Attachment A hereof as of the date of this Agreement, agrees to be responsible for such duties as are commensurate with and required by such position and any other duties as may be assigned to Executive by Company from time to time. Executive further agrees to perform Executive’s duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Executive’s best efforts to advance the business and goodwill of Company. Executive further agrees to devote all of Executive’s business time, skill, energy and attention exclusively to the business of the Company and to comply with all rules, regulations and procedures of the Company. During the term of this Agreement, Executive will not engage in any other business for Executive’s own account or accept any employment from any other business entity, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other person, firm or corporation, other than as a volunteer for charitable organizations, without the prior written approval of the Company, which shall not be unreasonably withheld.

3. COMPENSATION. Executive’s annual base salary and other compensation as of the date of this Agreement are as set forth on Schedule A hereto. Said wages and compensation are subject to being reviewed and modified annually by the Company. The Company shall be entitled to withhold from any payments to Executive pursuant to the provisions of this Agreement any amounts required by any applicable taxing or other authority, or any amounts loaned to Executive by the Company.

4. BENEFITS. Executive is eligible for the standard Company benefits which may be modified by the Company.

5. POLICIES AND PRACTICES. Executive agrees to abide by all Company rules, regulations, policies, practices and procedures which the Company may amend from time to time.

6. AGREEMENT NOT TO COMPETE. In order to protect the business interest and good will of the Company with respect to Customers and accounts, and to protect Confidential Information, Executive covenants and agrees that for the entire period of time that this Agreement remains in effect, and for a period of one (1) year after termination of Executive’s employment for any reason, Executive will not:

(a) directly or indirectly contact any Customer of the Company for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by the Company;

(b) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Executive to employ any person who is employed by the Company at any time during the term of this Agreement, or in any manner facilitate the leaving of any such person from his or her employment with the Company;

(c) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its employees or solicit, induce, or attempt to induce employees of the Company to terminate employment with the Company and become self-employed or employed with others in the same or similar business or any product line or service provided by Company; or

(d) directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating within the United States or any other country where the Executive has worked and/or conducted business for the Company within the one (1) year period prior to the termination of Executive’s employment.

Executive acknowledges that the Company is engaged in business throughout the United States, as well as in other countries and that the marketplace for the Company’s products and services is worldwide. Executive further covenants and agrees that the geographic, length of term and types of activities restrictions (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the scope of the Company’s business.

In the event that a court of competent jurisdiction shall determine that one or more of the provisions of this Paragraph 6 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Paragraph enforceable. If the Executive violates the provisions of this Paragraph 6, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred. Executive acknowledges that the offer of employment by the Company, or any other consideration offered for signing this agreement, is sufficient consideration for Executive’s agreement to the restrictive covenants set forth in this Paragraph 6. Executive agrees that Executive’s signing of an Employment Agreement containing the restrictive covenants set forth herein was a condition precedent to Executive’s employment with the Company.

7. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. The Executive covenants and agrees during Executive’s employment or any time after the termination of such employment, not to communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly, and to hold in strict confidence for the benefit of the Company, all Confidential Information except that Executive may disclose such Information to persons, firms or corporations who need to know such Information during the course and within the scope of Executive’s employment. Executive will not use any Confidential Information for any purpose or for Executive’s personal benefit other than in the course and within the scope of Executive’s employment. Executive agrees to sign and abide by the terms and conditions of the Company’s Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Schedule C and incorporated as though fully set forth herein.

8. TERMINATION. This Agreement may be terminated by either party with or without cause under the following conditions:

(a) With Cause Termination. Executive may be terminated from employment with “cause.” “Cause” shall mean (i) the commission of a crime involving moral turpitude, theft, fraud or deceit; (ii) conduct which brings the Company or any of its related entities into public disgrace or disrepute, (iii) substantial or continued unwillingness to perform duties as reasonably directed by Executive’s supervisors or the Board of Directors; (iv) gross negligence or deliberate misconduct; or (v) any material breach of paragraphs 6 or 7 of this Agreement, or Executive’s Confidential Information and Intellectual Property Protection Agreement. In the event that Executive is terminated with “cause,” the Company may immediately cease payment of any further wages, benefits or other compensation hereunder. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 6 and 7, in the event that Executive is terminated with cause. Executive agrees to provide Company with thirty (30) days notice should Executive voluntarily decide to separate from Executive’s employment.

(b) Without Cause. In the event that Executive’s employment is terminated without cause, Executive will be paid six (6) months severance (“Severance Period”) at Executive’s last base salary. All payments referenced herein, less appropriate deductions, will be paid as salary continuation pursuant to the Company’s regular schedule and payroll practices. Executive shall be entitled to continue in the Company’s health, dental, vision and life insurance plans at the same benefit level existing at the time of employment termination during the Severance Period. In the event that Executive obtains employment with another employer during the Severance Period and said new employer provides similar benefits, Executive’s right to receive further benefits (excluding salary and vesting of options) shall terminate upon receipt of said benefits from Executive’s new employer. Executive shall not be entitled to any salary or benefits other than those stated herein. Executive acknowledges Executive’s continuing obligations under this Agreement including, but not limited to Paragraphs 6, and 7, in the event that Executive is terminated without cause. Executive further acknowledges that the payment of any severance under this Agreement is conditioned upon Executive first signing an agreement and release of all claims against the Company in a form similar to the one attached hereto as Schedule ” ”.

9. TERM. Executive’s employment shall continue from year to year or until such employment is terminated in accordance with the provisions of Paragraph 8.

10. EQUITABLE RELIEF; FEES AND EXPENSES. Executive stipulates and agrees that any breach of this Agreement by Executive will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company shall have the right, without objection from Executive, to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect the Company against, or on account of, any breach by Executive of the provisions of this Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies the Company may have to protect its rights. In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, Executive shall be responsible for reimbursing the Company for all costs associated with obtaining the relief, including reasonable attorneys’ fees, and expenses and costs of suit. Executive further covenants and agrees that any order of court or judgment obtained by the Company which enforces the Company’s rights under this Agreement may be transferred, without objection or opposition by Executive, to any court of law or other appropriate law enforcement body located in any other state in the U.S.A. or any other country in the world where Company does business, and that said court or body shall give full force and effect to said order and or judgment.

11. EMPLOYMENT DISPUTE SETTLEMENT PROCEDURE-WAIVER OF RIGHTS. In consideration of the Company employing Executive and the wages and benefits provided under this Agreement, Executive and the Company each agree that, in the event either party (or its representatives, successors or assigns) brings an action in a court of competent jurisdiction relating to Executive’s recruitment, employment with, or termination of employment from the Company, the plaintiff in such action agrees to waive his, her or its right to a trial by jury, and further agrees that no demand, request or motion will be made for trial by jury.

In consideration of the Company employing Executive, and the wages and benefits provided under this Agreement, Executive further agrees that, in the event that Executive seeks relief in a court of competent jurisdiction for a dispute covered by this Agreement, the Company may, at any time within 60 days of the service of Executive’s complaint upon the Company, at its option, require all or part of the dispute to be arbitrated by one arbitrator in accordance with the rules of the American Arbitration Association. Executive agrees that the option to arbitrate any dispute is governed by the Federal Arbitration Act, and is fully enforceable. Executive understands and agrees that, if the Company exercises its option, any dispute arbitrated will be heard solely by the arbitrator, and not by a court. The parties agree that the prevailing party shall be entitled to have all of their legal fees paid by the non-prevailing party. This pre-dispute resolution agreement will cover all matters directly or indirectly related to Executive’s recruitment, employment or termination of employment by the Company; including, but not limited to, claims involving laws against any form of discrimination whether brought under federal and/or state law, and/or claims involving co-employees, but excluding Worker’s Compensation Claims.

THE RIGHT TO A TRIAL, AND TO A TRIAL BY JURY, IS OF VALUE. YOU MAY WISH TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. IF SO, TAKE A COPY OF THIS AGREEMENT WITH YOU. HOWEVER, YOU WILL NOT BE OFFERED EMPLOYMENT UNDER THIS AGREEMENT UNTIL THIS AGREEMENT IS SIGNED AND RETURNED BY YOU.

12. AMENDMENTS. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

13. ACKNOWLEDGMENTS OF EXECUTIVE. Executive hereby acknowledges and agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of the Company; (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without cause or for performance related reasons; (c) Executive has no intention of competing with the Company within the limitations set forth above; (d) Executive has received adequate and valuable consideration for entering into this Agreement; (e) Executive’s covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action Executive may have against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Company of these covenants; and (f) the execution and delivery of this Agreement is a mandatory condition precedent to the Executive’s receipt of the consideration provided herein.

14. FULL UNDERSTANDING. Executive acknowledges that Executive has been afforded the opportunity to seek legal counsel, that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

15. ENTIRE AGREEMENT. This Agreement supercedes all prior agreements written or oral, between the parties hereto concerning the subject matter hereof.

16. SEVERABILITY. This Agreement supersedes all prior agreements, written or oral, between the parties hereto concerning the subject matter hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Agreement and shall survive the termination of Executive’s employment with the Company for any reason.

17. OTHER AGREEMENTS. Executive represents and warrants that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreements or understandings that would affect Executive’s right or abilities to perform under this Agreement. Executive specifically represents that Executive will not use any confidential information obtained from Executive’s prior employer(s) in the performance of Executive’s duties herein and is not subject to any other restrictive covenants or non-competition agreements.

18. CHOICE OF LAW, JURISDICTION AND VENUE. The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the Law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or Executive to enforce their rights hereunder to any court or arbitrator geographically located in Allegheny County, Pennsylvania. The Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum nonconveniens, in any proceeding by the Company to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Executive agrees not to object to any petition filed by the Company to remove an action filed by Executive from a forum or court not located in Allegheny County, Pennsylvania.

19. SUCCESSORS IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs and legal representatives of the parties hereto. The Company shall have the right to assign this Agreement in connection with a merger, consolidation or restructuring involving the Company, or a sale or transfer of the business and/or any assets of the Company, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. Any successor to the Company is an intended third party beneficiary of this Agreement. Executive may not assign this Agreement.

20. NOTICES. All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

(a)	to the Company at:

1000 Commerce Drive, Suite 500
Pittsburgh, PA 15275
Attention: Steven J. Shangold, Chief Executive Officer

(b)	to the Executive at:

2227 Montgomery Road
Sewickly, PA 15143
Attention: Murali Balasubramanyam

or at such other address as may be given by either of them to the other in writing from time to time, and such notices, requests, demands, acceptances or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days after the day of mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days from the day of the resumption of normal mail service.

21. COUNTERPARTS; TELECOPY. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

22. HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

23. SURVIVABILITY. The terms of this Agreement survive the termination of Executive’s employment with the Company for any reason.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT.

EMPLIFI, INC.		EXECUTIVE

BY:	/s/ Steven J. Shangold	BY:	/s/ Murali Balasubramanyan
	(Authorized Signature)		(Authorized Signature)

NAME:	Steven J. Shangold	NAME:	Murali Balasubramanyan
	(Type or Print)		(Type or Print)

TITLE:	President & CEO	TITLE:	Vice President

DATE:	10/11/2001	DATE:	10/11/2001

ATTACHMENT A

1. Position: Sr. Vice President

2. Base Salary: $5,192.30 Bi-weekly.

3. Benefits: Executive is eligible for standard company benefits in the same manner as other executives of the Company.

4. Expenses: The Company will reimburse all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder.

5. Bonus: Target bonus of $120,000 annually based on performance and is proportional to the percentage of (mutually agreed upon) goals achieved during the year.

Schedule B

CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY PROTECTION AGREEMENT

This Agreement is made and entered into to be effective as of the date set forth below, by and between Emplifi Inc., a Pennsylvania corporation, (hereinafter called “the Company”) and the undersigned employee Murali Balasubramanyam, (hereinafter called “Employee”).

WITNESSETH:

WHEREAS, Employee has been or will be employed by the Company in a capacity such that, in the performance of Employee’s duties, Employee may acquire Confidential Information or Trade Secrets (as those terms are defined below) relating to the Company’s business (or that of its joint ventures, affiliated companies or its clients) and Employee may develop copyrightable works, inventions or improvements relating to the Company’s products and business (or that of its affiliated companies or joint ventures); and

WHEREAS, it is the understanding between the Company and Employee that the Company shall have certain rights in such Confidential Information, Trade Secrets, copyrightable works, inventions and improvements;

NOW, THEREFORE, in consideration of the Company’s agreement to employ Employee and the fees paid to Employee by the Company during Employee’s employment by the Company, Employee agrees as follows:

1. Employee hereby acknowledges and agrees that each of the copyrightable works authored by Employee (including, without limitation, all software and related documentation and all web site designs), alone or with others, during Employee’s employment by the Company shall be deemed to have been to be works prepared by Employee within the scope of Employee’s employment by the Company and, as such, shall be deemed to be “works made for hire” under the United States copyright laws from the inception of creation of such works. In the event that any of such works shall be deemed by a court of competent jurisdiction not to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment by Employee to the Company of all right, title and interest in and to such works, including, without limitation, all worldwide copyright interests therein, in perpetuity. The fact that such copyrightable works are created by Employee outside of the Company’s facilities or other than during Employee’s working hours with the Company shall not diminish the Company’s rights with respect to such works which otherwise fall within this paragraph. Employee agrees to execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this paragraph 1.

2. Employee shall promptly and fully disclose to the Company all inventions or improvements made or conceived by Employee, solely or with others, during Employee’s employment by the Company and, where the subject matter of such inventions or improvements results from or is suggested by any work which Employee may do for or on behalf of the Company or relates in any way to the Company’s products or business (or that of its affiliated companies or joint ventures), the Company shall have all rights to such inventions and improvements, whether they are patentable or not. The fact that such inventions and improvements are made or conceived by Employee outside of the Company’s facilities or other than during Employee’s working hours with the Company shall not diminish the Company’s rights with respect to such inventions or improvements which otherwise fall within this paragraph 2.

3. The Company shall have no rights pursuant to this Agreement in any invention of Employee made during the term of Employee’s employment by the Company if such invention has not arisen out of or by reason of Employee’s work with the Company or does not relate to the products, business or operations of the Company or of its affiliated companies or joint ventures, although Employee shall nonetheless inform the Company of any such invention.

4. At the request of the Company, either during or after termination of Employee’s employment by the Company, Employee shall execute or join in executing all papers or documents required for the filing of patent applications in the United States and such foreign countries as the Company may elect, and Employee shall assign all such patent applications to the Company or its nominee, and shall provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent applications, drawings, specifications and the like, all at the expense of the Company, and shall do all that may be necessary to establish, protect and maintain the rights of the Company or its nominee in the inventions, patent applications and Letters Patent in accordance with the spirit of this Agreement.

5. Employee shall treat as confidential all Trade Secrets and Confidential Information belonging to the Company (or information belonging to third parties to which the Company shall owe an obligation of secrecy) which is disclosed to Employee, which Employee may acquire or develop or which Employee may observe in the course of Employee’s employment by the Company and which at the time of disclosure is not previously known by Employee and not known or used by others in the trade generally, and Employee shall not disclose, publish or otherwise use, either during or after termination of Employee’s employment by the Company, any such Trade Secrets or Confidential Information without the prior written consent of the Company. As used in this Agreement, “Confidential Information” means the whole or any portion or phase of any data or information relating to the Company’s services, products, processes or techniques relating to its business or that of any of the Company’s clients, whether or not copyrighted, patented or patentable. As used in this Agreement, “Trade Secret” means any useful process, machine or other device or composition of matter which is new and which is being used or studied by the Company and is not described in a patent or described in any literature already published and distributed externally by the Company; the source code or algorithms of any software developed or owned by the Company; any formula, plan, tool, machine, process or method employed by the Company, whether patentable or not, which is not generally known to others; business plans and marketing concepts of the Company; marketing or sales information of the Company; financial information or projections regarding the Company or potential acquisition candidates of the Company; financial, pricing and/or credit information regarding clients or vendors of the Company; a listing of names, addresses or telephone numbers of customers or clients of the Company; internal corporate policies and procedures of the Company; and any other information falling under the definition of a “Trade Secret” pursuant to the Uniform Trade Secrets Act (or, if applicable, the version thereof adopted by Pennsylvania).

6. Upon termination of employment with Company for any reason, Employee shall promptly deliver to Company the originals and copies of all correspondence, drawings, manuals, computer related or generated information, letters, notes, notebooks, reports, prospect lists, customer lists, flow charts, programs, proposals, and any documents concerning Company’s business, Customers or suppliers and, without limiting the foregoing, will promptly deliver to Company any and all other documents or materials containing or constituting Confidential Information or Trade Secrets. Employee agrees to maintain the integrity of all stored computer information and agrees not to alter, damage or destroy said computer information before returning it to Company.

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7. Employee shall keep and maintain adequate and current written records of all Trade Secrets and Confidential Information made by Employee (solely or jointly with others) during the term of employment (“Records”). The Records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and any other format. The Records will be available to and remain the sole property of the Company at all times. Employee shall not remove such Records from the Company’s place of business except as expressly peiinitted by the Company.

8. This Agreement shall in no way alter, or be construed to alter, the terms and conditions of any Employment Agreement entered into by Employee with the Company. The Company may utilize any portion of Employee’s Employment Agreement to enforce the terms and conditions set forth herein and remedy any violation of this Agreement. The Company has the exclusive right to assign this Agreement.

9. The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the Law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or Employee to enforce their rights hereunder to any court geographically located in Allegheny County, Pennsylvania. The Employee hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by the Company to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Employee agrees not to object to any petition filed by the Company to remove an action filed by Employee from a forum or court not located in Allegheny County, Pennsylvania.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT. I UNDERSTAND THAT I AM REQUIRED TO SIGN THIS AGREEMENT AS A CONDITION OF MY EMPLOYMENT.

Signature: /s/ Murali Balasubramanyan

EMPLOYEE: Murali Balasubramanyan

Date: 10/11/2001

SCHEDULE C

FORM OF GENERAL RELEASE

1.	I, XXXX, for and in consideration of XXX, to be provided to me by iGate Capital Holdings Inc. (the “Company”), and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any after, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents arising from or relating in any way to my employment relationship, and the terms, conditions and benefits payments resulting therefrom, my termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621 et seq., Americans with Disabilities Act (“ADA”), 42 U.S.C. §2000e et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000 et seq., Pennsylvania Wage Payment and Collection laws, Pennsylvania Human Relations Act, Older Workers’ Benefit Protection Act, Family and medical Leave Act, any contract between the Company and me and my common law claims now or hereafter recognized and all claims for counsel fees and costs.

2.	Subject to the limitations of Section 1 above, I expressly waive all rights afforded by any statute which expressly limits the effects of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3.

I further agree and covenant that neither I, nor any person, organization or other entity on my behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for personal equitable, monetary or other similar relief against the Company (including any action for damages, injunctive, declaratory or other relief), arising from or relating in any way to my employment relationship, and the terms, conditions and benefits payments resulting therefrom, the termination of my employment relationship with the Company, except as may be necessary to enforce the obligations of the Company to me in accordance with the express terms of the agreement or under any other plans or programs of the Company in which I participated and under which I have accrued a benefit involving any matter occurring from the beginning of my employment with the Company to the date of these presents, or involving my continuing effects of any actions or practices which may have arisen or occurred from the beginning of my employment with the Company to the date of these presents, including any charge of discrimination under Title VII of Civil Rights Act of 1964, or ADEA. In addition, I also agree and covenant that should I, or any other person, organization or entity on my behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action prohibited by the proceeding sentence for personal equitable, monetary or other similar relief, despite my agreement not to do so hereunder, or should I otherwise fail to abide by any of the terms of this General Release, and any claim is made against the Company that might result in liability of the Company to Executive, except to the extent not covered by this General Release as slated above, then I will pay all of the costs and expenses of the Company (including reasonable attorneys’ fees) incurred in the defense of any such action or undertaking.

4.	I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on XXX and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future.

SAMPLE

5.	I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed an admission of any violation of any federal, state or local stature or regulation, or of any duty owed by the Company and that the Agreement and this General Release are made voluntarily to provide an amicable resolution of my employment relationship with the Company and the termination of the Employment Agreement executed by me with the Company on (Employment Agreement).

6.	I hereby certify that I have read the terms of the General Release, that I have been advised by the Company to discuss it with my attorney, and that I have done so, and that I understand its terms and effects. I acknowledge, further, that I am executing this General Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Employment Agreement, which I acknowledge is adequate and satisfactory to me. None of the above-named parties, nor their agents, representatives or attorneys has made any representations to me concerning the terms of effects of this General Release other than those contained herein.

7.	I hereby acknowledge that I have been informed that I have the right to consider the General Release for a period of 21 (twenty one) days prior to execution. I also understand that I have the right to revoke this General Releases for a period of 7 (seven) days following execution by giving the written notice to the Company at iGATE Capital Corporation, Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, PA 15220, Attention: Chief Executive Officer.

8.	I hereby further acknowledge that the terms of Sections 6 and 7 of the Employment Agreement continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

Intending to legally bound hereby, I execute the foregoing General Release the            day of

Witness